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Exhibit 21.1

Subsidiaries of the Registrant

  Name of Subsidiary          Jurisdiction of Organization     Year of Formation
  ------------------          ----------------------------     -----------------

  SDI Europe Limited          United Kingdom                         1993

  AZUR Environmental Inc.     California                             1984

  AZUR Environmental Limited  United Kingdom                         1990